EXHIBIT 10.45
                      FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE (the First Amendment ) is made and entered into as of this 1st day of May, 1994, by and between ROOSEVELT ASSOCIATES LIMITED PARTNERSHIP, an Illinois limited partnership, successor in interest to Minwick Centers, Inc., a Delaware corporation ( Landlord ), and SPORTMART, INC., a Delaware corporation ( Tenant ).

                               RECITALS:

     A. Landlord and Tenant are subject to that certain lease dated November 16, 1973 (the Lease ) with respect to certain premises located at 255 Roosevelt Road, Lombard, Illinois (the Premises or the Demised Premises ).

     B. Samuel Zell and Robert Lurie, as Trustee under a certain Trust Agreement and Declaration of Trust dated January 1, 1984 and known as Trust No. 7184, contracted to sell Roosevelt Plaza , the Shopping Center within which the Premises are located, pursuant to the Agreement of Purchase and Sale dated July 25, 1991 (the Agreement ).

     C. Landlord has succeeded to the interest of the purchaser under said Agreement.

     D. Landlord intends to improve the Shopping Center by (i) making certain improvements to the existing buildings and parking lot; and (ii) further developing the plaza to enhance sales through an additional draw of customers.

     E. It was critical to Landlord s acquisition of the Shopping Center that the parties hereto agree to certain changes to the Lease as hereinafter set forth.

     F. Initially capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Lease.

     G. Landlord and Tenant are mutually desirous of amending certain items in the Lease on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Landlord and Tenant hereby agree as follows:

                               AGREEMENT

     1.   Lease  Term.   Notwithstanding  anything  to  the  contrary
contained in Sections 4.1 and 4.2 of the Lease, as of the date hereof the original term of the Lease, which has currently been extended through January 31, 1998, shall be extended so as to terminate on January 31, 2008.

     2. Options to Extend. The first two (2) grammatical sentences of Section 4.2 of the Lease are hereby deleted in their entirety and replaced with the following new sentences:
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      4.2.     The  Tenant  shall  have  the option to extend the
     o r i ginal term of this Lease for two (2) separate, consecutive additional periods, the first option being for a period of five (5) years and two (2) months commencing on February 1, 2008, and the second option being for a period of five (5) years commencing on April 1, 2013 (each an "Option Period"). Each Option Period shall be on all of the same terms and conditions set forth in this Lease other than
     Minimum  Rent.    Each  such option must be exercised, if at
     all, by notifying the Landlord in writing, not less than six
     (6) months prior to the expiration of the original term, or of the then current Option Period, as the case may be. Should Tenant neglect to exercise any of its options by the applicable date specified above, Tenant's right to exercise shall not expire until thirty (30) days after notice from Landlord of Tenant's failure to exercise the option. Minimum
     Rent  payable  during  each  Option  Period  is specified in
     Section 5.1.

     3.   Minimum Rent.  Effective as of the date hereof Section
     5.1 of the Lease shall be deleted in its entirety and replaced with the following new Section 5.1:

      5.1. MINIMUM RENT. During the term of this Lease, Tenant agrees to pay to Landlord a minimum rent (the
      Minimum Rent ) according to the schedule set forth below, payable in equal monthly installments in the amount of one-twelfth (1/12) of the annual Minimum Rent. Minimum Rent shall be prorated for any partial calendar months and years. Each monthly installment of rental shall be payable in advance on or before the first (1st) day of each calendar month during the term. All rent and other payments to be made by Tenant to Landlord shall be sent to the place to which notices are required to be sent, unless otherwise directed by the Landlord in writing.

     The Minimum Rent is as follows:

                Schedule                   Annual        Monthly

     April 1, 1993 - May 31, 1997       $225,000.00    $18,750.00

     Effective June 1, 1997 and at the end of every sixty (60) month period thereafter during the term and the Option Periods, the annual Minimum Rent shall be increased by the lesser of (i) 12.5% of the annual Minimum Rent paid during the preceding sixty (60) month period, or (ii) the increase in the CPI for the immediately preceding sixty (60) month period, which increase shall be the result of a fraction, the numerator of which is the CPI for the month of September immediately preceding the effective date of the applicable increase, and the denominator of which is the CPI for the month of September immediately preceding the sixty (60) month period preceding the effective date of the applicable increase.

       CPI shall mean the Consumer Price Index-United States All Items for All Urban Consumers (1982-1984=100) published by the Bureau of Labor Statistics of the Department of Labor.
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     If  the  manner  in  which  such  Consumer  Price  Index  as determined by the Bureau of Labor Statistics shall be substantially revised, an adjustment shall be made in such revised index, which would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public, Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, a major bank or other financial institution, a university or a recognized financial publication.

     4.   Common Area Charges.     Effective as of the date hereof,
the first grammatical sentence of Section 2.9 of the Lease is hereby modified to delete therefrom the following words: the lesser of (A) fifteen cents (15 cents) per square foot of floor area in the Demised Premises and (B) .

     5. Outlot Development. Notwithstanding any provisions in the Lease to the contrary, Landlord shall have the right, from time to time, to develop or permit the development of outlots in the Shopping Center, provided that (i) Marshalls consent, if necessary, is obtained, and (ii) the amount of available parking spaces in the aggregate in the Shopping Center shall not be less than 4.5 cars per 1,000 square feet of leasable floor area.

     6.   Notices.    Section 25 of the Lease is hereby deleted in its
entirety and replaced with the following new Section 25:

      25. NOTICES. A n y notice to be given or served in connection with this Lease shall be in writing and shall be served by certified or registered mail, postage prepaid, or by reputable overnight (or second business day) air courier service which provides written evidence of delivery, in either case addressed as specified below, or to such other address as requested by either party in writing. Service shall be deemed effective three (3) days after deposit in the U.S. mail in accordance herewith or on the next business day (or second business day, if applicable) following delivery to such air courier service in accordance herewith. Either party by written notice to the other may designate two additional parties to receive copies of notices sent to it. Such designees may be changed by written notice.

     If to Tenant:  Sportmart, Inc.
                    1400 S. Wolf Road, Suite 200
                    Wheeling, Illinois 60090
                    Attention: Legal Department

                    With copies of all notices to Tenant to be sent to:

                    Sportmart, Inc.
                    1400 S. Wolf Road, Suite 200
                    Wheeling, Illinois 60090
                    Attention: Senior Vice President,
                               Corporate Development
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     If to Landlord: Roosevelt Associates Limited Partnership
                    c/o SM Property Management Co., Inc.
                    1400 S. Wolf Road, Suite 200
                    Wheeling, Illinois 60090
                    Attention:  Legal Department

                    With copies of all notices to Landlord to be sent to:

                    Roosevelt Associates Limited Partnership
                    c/o SM Property Management Co., Inc.
                    1400 S. Wolf Road, Suite 200
                    Wheeling, Illinois 60090
                    Attention: Senior Vice President,
                               Corporate Development

                    and to Landlord's lender, if any, at its address currently on file with Landlord and Tenant.


     7. Tenant's Right to Go Dark. The following new Section 32 is hereby incorporated into, added to, and made a part of the Lease:

      32. TENANT'S RIGHT TO GO DARK. If, during the term of this Lease, Tenant discontinues conducting business to the public in the Demised Premises and vacates the Demised Premises ("goes dark"), and the Demised Premises remain dark for a period of four (4) months, Landlord may, at any time after the expiration of such four (4) month period while the Demised Premises remain dark, notify Tenant of its intent to terminate this Lease, which termination will be effective sixty (60) days after the receipt of such notice; provided, however, that if Tenant notifies Landlord within thirty (30) days after receipt of such notice that all or a part of the Demised Premises will be re-opened for business by Tenant as of a date certain not more than ninety (90) days after the date of Tenant's notice, Landlord's notice of termination will be of no force and effect and this Lease shall continue so long as Tenant does then timely reopen its Demised Premises. Tenant is not deemed to have gone dark if it closes the Demised Premises to the general public (i) in order to prepare for sales or to take stock of current inventory, provided that the same does not result in Tenant's business being closed to the public for more than ten (10) consecutive business days, or for more than twenty
     (20) total business days, in any consecutive twelve (12) month period; (ii) in connection with the performance of any construction, alteration, repair or restoration work on the Demised Premises so long as the same is diligently pursued by Tenant and does not result in Tenant's business being closed to the public for more than two hundred forty (240) days in any consecutive twelve (12) month period; (iii) to accommodate a change in use of the Demised Premises or pursuant to an assignment or subletting of the Demised Premises, provided that the same does not result in the Demised Premises being closed to the public for more than one hundred fifty (150) days in any consecutive twelve (12) month period; or (iv) while a condition of force majeure prevents operation and for a reasonable time thereafter.

     8. Full Force. Except as hereby expressly or by necessary implication modified or amended by this First Amendment, the parties hereto acknowledge and agree that all of the terms and provisions of the Lease shall be and remain in full force and effect. In the event of any conflict or inconsistency between the terms of the Lease and this First Amendment, the terms of this First Amendment shall govern and control.

     9. No Further Amendment. This First Amendment may not be amended, waived or modified in any respect unless the same shall be in writing and signed by both parties. This First Amendment constitutes the entire agreement of the parties and supersedes all prior agreements, arrangement and contracts, whether oral or written, concerning the subject matter hereof.

     10. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the year and day first above written.

TENANT:

SPORTMART, INC.,
a Delaware Corporation

By: /S/ ANDREW HOCHBERG
Its:    PRESIDENT

LANDLORD:

ROOSEVELT ASSOCIATES LIMITED
PARTNERSHIP, an Illinois limited partnership

By:  North Riverside Corp., an Illinois corporation,
     its General Partner

     By: /S/ MITCHELL KAHN
     Its:  VICE PRESIDENT
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